                                                                   EXHIBIT 10.19


                          Dated the 31 of August, 2000


                                 PHARMAPRINT INC
                                   ("Company")


                                       and


                          CAPITAL ALERT INVESTMENTS LTD
                                 ("Subscriber")


               ***************************************************


                          SHARE SUBSCRIPTION AGREEMENT

                                (PharmaPrint Inc)


               ***************************************************


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                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
1.      INTERPRETATION                                                      -1-

2.      AGREEMENT TO SUBSCRIBE AND ALLOT SHARES                             -2-

3.      SUBSCRIPTION PRICE                                                  -3-

4.      ALLOTMENT OF SUBSCRIPTION SHARES                                    -3-

5.      CONDITIONS PRECEDENT                                                -4-

6.      WARRANTIES AND UNDERTAKINGS BY THE COMPANY                          -5-

7.      SUBSCRIBER'S ACKNOWLEDGMENT                                         -7-

8.      FURTHER AGREEMENTS                                                  -8-

9.      ASSIGNMENT                                                          -8-

10.     REMEDIES FOR BREACH                                                 -8-

11.     LEGAL COSTS AND FEES                                                -8-

12.     ENTIRE AGREEMENT                                                    -8-

13.     PREVIOUS AGREEMENT                                                  -8-

14.     TIME OF THE ESSENCE                                                 -9-

15.     COUNTERPARTS                                                        -9-

16.     GOVERNING LAW; ARBITRATION                                          -9-

17.     ANNOUNCEMENT                                                        -9-

18.     NOTICES                                                             -9-


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THIS AGREEMENT is made the 31 day of August, 2000 BETWEEN:

(1) PHARMAPRINT INC, a company incorporated under the laws of the Delaware, United States of America and having its registered office situated at 4701 Von Karman Avenue, Suite 201, Newport Beach, CA 92660, U.S.A. ("Company"); and

(2) CAPITAL ALERT INVESTMENTS LTD, a company incorporated under the laws of British Virgin Islands and having its registered address at PO Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands
("Subscriber").

WHEREAS:

A. The Company is a company duly incorporated under the laws of Delaware, U.S.A. and the particulars of which as at the date hereof are set out in Schedule 1 hereto.

B. The Subscriber is desirous of (i) subscribing for 3,750,000 shares of common stock of the Company and has applied to the Company for the issue and allotment of shares in the Company and (ii) obtaining an option to acquire an additional 2,500,000 shares of common stock of the Company, which the Company has agreed to issue and grant, respectively, in the manner as hereinafter appearing.

NOW IT IS AGREED as follows:

1. INTERPRETATION

1.01 In this Agreement the following words and expression shall have the following meanings:

"Allotment" means allotment of the Subscription Shares pursuant to Clause 4.01 hereof;

"Allotment Date" means ten (10) days after the Subscription Price has been fully paid by the Subscriber to the Company;

"Board" means the Board of Directors of the Company from time to time;

"Disclosed Matters" means the matters, transactions, dealings, acts and things disclosed by the Company to the Subscriber prior to the signing hereof, as set out in Schedule 2 hereto;

"Further Issue" means the issue of shares in the Company after the date of this Agreement (whether by way of a single issue or multiple issues) to any third party or parties at such price and upon such terms as the Company may in its absolute discretion deem fit;

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

"Management Accounts" means the audited accounts (if any) and the unaudited management accounts of the Company comprising a balance sheet as at the Management Accounts Date and a profit and loss statement for the corresponding year end; copies of which are annexed hereto as Schedule 3 hereto;

"Management Accounts Date" means March 31, 2000;

"Register of Members" means the Register of Members kept by the Company and wherein the names and particulars of the registered shareholders of the Company are written;

"Share" means the common stock of the Company;

"Share Options" means the following options to purchase registerable shares of the Company's common stock within five (5) years from the date of this Agreement granted by the Company as follows:

        (i) to the Subscriber for 500,000 shares at an exercise price of $0.375 per share;

        (ii) to the Subscriber for 500,000 shares at an exercise price of $0.45 per share;

        (iii) to the Subscriber for 1,000,000 shares at an exercise price of $1.00 per share;

        (iv) to the Subscriber for 500,000 shares at an exercise price of $1.25 per share; and

        (v) to Hardy Chan for 150,000 shares at an exercise price of $0.375 per share.

"Subscription Price" means the consideration for the Subscription Shares and the Share Options payable by the Subscriber to the Company, in the total sum of United States Dollars One Million and Five Hundred Thousand (US$1,500,000) payable in the manner as particularly described in Clause 3.01;

"Subscription Shares" means all those 3,750,000 shares of common stock of US$0.001 par value of the Company, to be allotted by the Company to the Subscriber as fully paid pursuant to Clause 2.01 hereof.

1.02 Headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa and word denoting any gender shall include all the other genders.

2. AGREEMENT TO SUBSCRIBE AND ALLOT SHARES

2.01 In consideration of the payment of the Subscription Price by the Subscriber to the Company in accordance with Clause 3.01 hereof, the Company shall allot the Shares to the Subscriber on or before the Allotment Date and grant the Share Options to the Subscriber subject to and upon the terms and conditions herein contained but otherwise free from all encumbrance.

2.02 The Subscription Shares shall be issued and allotted to the Subscriber as fully paid subject to the terms and provisions of the Certificate of Incorporation and other constitutive documents of the Company as from time to time in force.


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2.03 The Company agrees that the Subscription Shares will, when issued, rank pari passu in all respect with all the existing shares of the Company, other than the Company's Series A Preferred Stock, in issue prior to the Allotment Date including the right to dividends and other distributions declared, made or paid at any time after the Allotment Date.

3. SUBSCRIPTION PRICE

The Subscriber shall pay the Subscription Price at the Closing directly into an escrow account maintained by Morrison & Foerster, LLP, and the Company agrees that Morrison & Foerster, LLP, shall thereafter, on behalf of the Company, wire $500,000 to the account of Kingsway PharmaPrint Asia Limited pursuant to the Joint Venture Shareholders' Agreement between the parties hereto of even date herewith and wire $1,000,000 to the accounts specified in writing by the Company.

4. ALLOTMENT OF SUBSCRIPTION SHARES

4.01 The Company shall allot the Subscription Shares to the Subscriber or its nominee as the Subscriber shall direct and cause the name of the Subscriber or its nominee to be entered into the Register of Members as the registered holder of the Subscription Shares and deliver the share certificate(s) in respect thereof to the Subscriber or its nominee on or before the Allotment Date.

4.02 The Company, at its own expense, shall prepare and file as soon as practicable (the "Filing Date") with the Securities and Exchange Commission (the "SEC") a registration statement (the "Registration Statement") on Form S-1 covering the resale of the Subscription Shares provided that each Subscriber shall have provided timely to the Company all information needed for the Registration Statement regarding it and its plan of distribution. The Company shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable thereafter. Notwithstanding the foregoing, the Subscriber agrees that it shall not sell, transfer or otherwise convey any interest in the Subscription Shares prior to the dates such Subscription Shares are permitted to be sold pursuant to the schedule set forth below:

(a) 30% of the Subscription Shares (1,125,000 shares) may be sold on and after that date on which the Registration Statement is declared effective;

(b) another 30% of the Subscription Shares (1,125,000 shares) may be sold on and after that date which is six (6) months from the date of this Agreement;

(c) another 20% of the Subscription Shares (750,000 shares) may be sold on and after that date which is nine (9) months from the date of this Agreement; and

(d) the remaining 20% of the Subscription Shares (750,000 shares) may be sold on and after that date which is twelve (12) months from the date of this Agreement.

4.03 Upon exercise of the Share Options, the Company shall, at its own expense, prepare and file on the Filing Date with the SEC a registration statement (the "Share Options Registration


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Statement") on Form S-1 (or such other form as is available) covering the resale of the Share Options provided that each Subscriber shall have provided timely to the Company all information needed for the Share Options Registration Statement regarding it and its plan of distribution. The Company shall use commercially reasonable efforts to have the Share Options Registration Statement declared effective by the SEC as soon as practicable thereafter.

5. CONDITIONS PRECEDENT

The obligations of the Subscriber under this Agreement to consummate the purchase of the Subscription Shares hereinafter shall be subject to the satisfaction of each of the following conditions:

(a) The Company must have entered into the Joint Venture Shareholders' Agreement and Licensing and Distribution Agreement, substantially in the form of the document in Annexure A, with Capital Alert Investments Ltd. and Kingsway PharmaPrint Asia Limited, respectively, on or before the date of this Agreement;

(b) The Company shall have agreed to set aside United States Dollar Five Hundred Thousand (US$500,000.00) out of the Subscription Price in a segregated account with the name of the joint venture (as stipulated in the Joint Venture Shareholders' Agreement) as beneficiary on the terms and conditions to be agreed between the Company and the Subscriber;

(c) The Company shall have agreed to contribute the money set aside under paragraph (b) of this clause to the joint venture to be set up under the Joint Venture Shareholders' Agreement;

(d) The Board of Directors of the Company shall have appointed Hardy Chan as a director to the Board and Mr. Chan (or any replacement nominated by the Subscriber) may not be removed without the approval of the Subscriber except by a vote of the Company's shareholders for as long as the Subscriber is the owner of 937,500 shares or more of the Company's Common Stock;

(e) The Company and Montecito Leasing Group, LLC, shall have executed amendments to the Collateral Assignment of Patents and Trademarks, dated May, 2000, and the Security Agreement, dated May, 2000, between the parties, in substantially the form as reviewed and approved by the Subscriber; and

(f) Benjamin Wei shall have executed and delivered to the Subscriber a voting trust agreement with respect to the Company's shares in a form acceptable to the Subscriber.

6. WARRANTIES AND UNDERTAKINGS BY THE COMPANY

6.01 The Company represents and warrants to the Subscriber that:

(a) As of the date hereof, the authorized capital stock of the Company consists of (i) Fifty Million (50,000,000) shares of Common Stock of which 17,155,767 shares are issued and outstanding and (ii) Five Million (5,000,000) shares of preferred stock, 7005 which are issued and outstanding and designated as Series A Convertible Preferred Stock. All issued and outstanding Shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b) Upon their issuance and delivery pursuant to this Agreement, the Shares will be duly authorized and validly issued, fully paid and nonassessable and will be free of any liens or encumbrances other than those created hereunder or by the actions of the Subscriber. The issuance and sale of the Shares hereunder will not give rise to any preemptive right or right of first refusal or right of participation on behalf of any person. The offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of any applicable federal or state securities laws, and neither the Company nor any authorized agent acting on its behalf will purposefully take any action hereafter that would cause the loss of such exemption.

(c) The Management Accounts give a true and fair view of the financial position of the Company as at the Management Accounts Date and the profit or loss of the Company for the corresponding year end.

(d) Except as disclosed in the Company's filings with the SEC or drafts of the Company's Annual Report or Form 10-K for the period ended March 31, 2000 which have been provided to Subscriber as of August 14, 2000, (i) the business of the Company has not been materially and adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and there are no facts which are likely to give rise to any such effect; (ii) the Company does not have any material capital commitments; (iii) the Company is not a party to any unusually onerous contract or to any contract entered into otherwise than in the ordinary and usual course of business or otherwise than on arm's length terms; and (iv) apart from normal debt collection, neither the Company nor any person for whose acts or defaults the Company may be vicariously liable is involved in any civil, criminal or arbitration proceedings and no such proceedings and no claims of any nature are pending or threatened by or against the Company or such person or in respect whereof the Company is liable to indemnify any party concerned and there are no facts likely to give rise to any such proceedings.

6.02 The Company represents and warrants to the Subscriber that:

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted.

(b) The Company has the power and authority to execute, deliver and perform this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(c) This Agreement constitutes legal, valid and binding obligations of the Company subject only to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights generally and there are no circumstances subsisting and the Company is not aware of any circumstances which may in the foreseeable future arise which might cause this Agreement to cease to be its legal, valid and binding obligations.

(d) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of any provision of the Company's Certificate of Incorporation, bylaws or any amendments thereto. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of any material benefit, under any material mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets and which would have a material adverse effect on the Company's business and financial condition.

(e) There is no action, proceeding or investigation pending, or to the Company's knowledge threatened, against the Company that questions the validity of this Agreement, or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, nor is the Company aware that there is any basis for the foregoing.

(f) No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares hereunder, or the consummation of any other transaction contemplated hereby.

(g) Except as described in the Company's SEC filings and other than the Shares and Share Options, there are no other outstanding securities, debt or equity presently convertible into Common Stock.

(h) Except as set forth in the schedules to the Licensing and Distribution Agreement, it is the sole and rightful owner of all right, title and interest in and to the Patented Technology and the Licensed Marks (both as defined in the Licensing and Distribution Agreement) and all related intellectual property rights therein or holds adequate licenses or otherwise holds all rights necessary to use the Patented Technology and the Licensed Marks and all related intellectual property rights therein free and clear of all liens, claims and encumbrances, and it has the unrestricted right to market, license and exploit the Patented Technology and the Licensed Marks and all related intellectual property rights therein and such marketing, licensing and exploitation of the Patented Technology and the Licensed Marks and all related intellectual property rights therein will in no way constitute an infringement or other violation of any patent, copyright, trade secret, or trademark or other third party rights;

(i) Except as set forth in the schedules to the Licensing and Distribution Agreement, no claims have been made in respect of the Patented Technology or Licensed Marks and any related intellectual property rights therein and no demands of any third party have been made pertaining to them, and no proceedings have been instituted or are pending or, to the best of its knowledge, threatened that challenge the rights of the Company in respect thereof.

6.03 For as long as the Subscriber is the owner of 937,500 shares or more of the Company's Common Stock, upon the request of Subscriber, the Board of Directors of the Company shall appoint two (2) persons nominated by the Subscriber (the "Subscriber Directors") as directors to the Board and those two directors may not be removed without the approval of the Subscriber except by a vote of the Company's shareholders (as provided in Clause 5(d), Mr. Chan shall initially be one of the Subscriber Directors);

6.04 The Company covenants and agrees that, subject to the exercise of the fiduciary duties of the directors of the Company in good faith, it shall nominate the Subscriber Directors for election by the Company's stockholders at the next scheduled stockholders meeting where directors are elected if so requested by Subscriber.

7. SUBSCRIBER'S ACKNOWLEDGMENT

7.01 The Subscriber acknowledges that it has been advised by the Company of the nature and particulars of the Disclosed Matters and copies of all the documents referred to in Schedule 2 have been provided by the Company to the Subscriber, to the extent requested, prior to the signing hereof and the Subscriber shall be deemed to have agreed to subscribe for the Subscription Shares with full knowledge of the Disclosed Matters.

7.02 The Subscriber acknowledges that no warranty or representation other than those as set out in this Agreement has been given to the Subscriber (whether by the Company or other persons or companies) and the Subscriber is entering into this Agreement solely in reliance of the warranties and representations herein contained and its own investigation.

8. FURTHER AGREEMENTS

8.01 The Subscriber acknowledges that the Company may invite third parties to acquire shares in the Company from time to time.

8.02 For the avoidance of doubt, the Subscriber acknowledges that upon Further Issue, the shareholding of the Subscriber shall be diluted accordingly.

9. ASSIGNMENT

This Agreement shall be binding on and enure for the benefit of the successors of each of the parties but shall not be assignable by any party hereto save and except with the prior written consent of the other party hereto, which consent shall not be unreasonable withheld.

10. REMEDIES FOR BREACH

Any remedy conferred on each of the parties hereto for breach of this Agreement shall be in addition and without prejudice to all other rights and remedies available to it and the exercise of or failure to exercise any remedy shall not constitute a waiver by the related party of any of its rights or remedies.


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11. LEGAL COSTS AND FEES

11.01 Each party hereto shall bear its own legal costs and expenses of and incidental to the preparation, negotiation, approval and completion of this Agreement.

11.02 All fees (including share premium fees) payable in connection with the allotment of the Subscription Shares to the Subscriber (if any) shall be borne and paid by the Company absolutely.

12. ENTIRE AGREEMENT

This Agreement constitutes the whole agreement between the parties relating to the subject matter herein (no party having relied on any representation made by any other party which is not a term of this Agreement) and no future variation of any term of this Agreement shall be effective unless made in writing and signed by each of the parties.

13. PREVIOUS AGREEMENT

This Agreement shall supersede all and any previous agreements or arrangements between the parties hereto relating to the Company, the Property or to any other matter referred to in this Agreement and all or any such previous agreements or arrangements (if any) shall cease and determine with effect from the date hereof.

14. TIME OF THE ESSENCE

Time shall be of the essence in every respect of this Agreement.

15. COUNTERPARTS

This Agreement may be executed in any number of copies or counterparts and by the different parties hereto on separate copies or counterparts and which together shall constitute one agreement.

16. GOVERNING LAW; ARBITRATION

16.01 This Agreement (excluding the matters referred in Clause 16.02) shall be governed by and construed in accordance with the laws of Hong Kong.

16.02 Notwithstanding any provision herein contained, the management and operation of the Company and its Certificate of Incorporation and other constitutive documents shall be governed by and construed in accordance with the laws of Delaware, U.S.A. and all laws relating to companies in force in the U.S.A. shall apply to the Company.

16.03 The Parties agree to submit all disputes arising out of this Agreement to arbitration in Hong Kong in accordance with the Model Law on International Commercial Arbitration adopted by the United Nations Commission on International Trade Law.


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17. ANNOUNCEMENT

Neither party shall make any public announcement in relation to the transactions the terms of which are set out in this Agreement or the transactions or arrangements hereby contemplated or herein referred to or any matter ancillary hereto or thereto without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

18. NOTICES

Any notice required or permitted to be given hereunder shall be in writing and shall be (a) personally delivered, (b) transmitted by internationally recognized air courier service, or (c) transmitted by facsimile, in each case to the parties as follows, as elected by the party giving such notice, to the other parties at the addresses set forth on the first page of this Agreement or as amended by notice pursuant to this subsection. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) three (3) Business Days after delivery to the courier, or (iii) the next Business Day in the jurisdiction of the recipient following the date of transmission with electronic confirmation if transmitted by facsimile, whichever shall first occur. Any party may change its address for purposes hereof by notice to the other parties. All notices and other communications shall be in the English language.


        AS WITNESS the hands of the parties hereto the day and year first above written.

                                      PHARMAPRINT INC.



                                      By:
                                      Name:  Steven A. Bowman
                                      Its:   Chief Executive Officer


                                      CAPITAL ALERT INVESTMENTS LTD


                                      By:
                                      Name:
                                      Its:

                                   SCHEDULE 1

                          (Particulars of the Company)


1.      Place of incorporation      :       Delaware, U.S.A.

2.      Date of incorporation       :       September 1995

3.      Registered office           :       Corporation Trust Center
                                            1209 Orange Street, Wilmington,
                                            Delaware

4.      Company Registration No.    :       33-0640125

5.      Authorised share capital    :       US$50,000.00 made up of 50,000,000
        shares of US$0.001 each             shares of Common Stock

6.      Issued share capital        :       US$17,155.78 of 17,155,767 shares of
                                            US$0.001 each, US$7.00 of 7,005
                                            shares of Series A Preferred Stock
                                            of US$0.001 each.

7.      Existing directors:                 Phillip G. Trad      John Abeles
                                            Elliot P. Friedman   Nathan Troum

8.      Existing Secretary:                 Phillip G. Trad

                                   SCHEDULE 2

                               (Disclosed Matters)

All those matters, transactions, dealings, acts and things referred to or mentioned in the following documents copies of which have been provided to the Subscriber prior to the signing hereof, to the extent requested:

1.      Bylaws of the Company.

2.      Certificate of Incorporation of the Company.

                                   SCHEDULE 3

(Management Accounts)